UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: November 25, 2013
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

The Registrant announces today that they have paid off the debt associated with Asher Enterprises. In addition a payment was made to Continental Equities as well, leaving a balance of $29,000. It is our intention to pay that debt off in the next 15 days. At that point all of the Registrant's "Toxic Debt" will have been extinguished. Tge Registrant will be without toxic debt on its books for the first time in the last 3 years. This is something we are very proud of and so should the shareholders be as well.

The Registrant would like to take this opportunity to briefly discuss its strategy behind the sale of its Audio Eye shares.  In no way does this sale diminish the respect or esteem with which we hold Audio Eye or its people. We had to make a decision as to where we could come up with the funding necessary to pursue our own destiny and there were not many choices where to get debt free money from, thus the sale of our Audi Eye position. We are firm believers in Audio Eye and its strategy, and believe that they will be extremely successful in the coming days. We our planning on having them do our site for Good Gaming and expect to have an announcement about that very shortly. Our transaction with Audio Eye should be completed shortly.  A partial payment allowed us to pay Asher off and make a substantive payment to Continental as well. Many exciting things are happening and we expect to be reporting them shortly, as always thanks for your support.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: November 14, 2013	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director